UNITED STATES
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SCHEDULE 14A
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Specialty Underwriters’ Alliance, Inc.

(Name of Registrant as Specified In Its Charter)

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On April 29, 2009, Specialty Underwriters’ Alliance, Inc. (“SUA”) issued the following press release, which was also posted to the website http://ir.suainsurance.com/proxy.cfm.

FOR FURTHER INFORMATION:
Specialty Underwriters’ Alliance, Inc.	Financial Relations Board
Scott Goodreau	Leslie Loyet
(888) 782-4672	(312) 640-6672
sgoodreau@suainsurance.com	lloyet@mww.com
FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 29, 2009
HALLMARK FINANCIAL SERVICES, INC. FILES WITH THE
ILLINOIS DIVISION OF INSURANCE TO ACQUIRE UP TO 50% OF THE COMMON
STOCK OF SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
CHICAGO — April 29, 2009 — Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) (“SUA” or the “Company”) announced today that on March 30, 2009, Hallmark Financial Services, Inc. (“Hallmark”) filed a Form A with the Illinois Division of Insurance to gain approval to acquire up to 50% of the Company’s outstanding common stock.
Courtney Smith, Chairman of SUA, stated, “Although Hallmark states in its Form A filing that it does not intend to control SUA, Hallmark has made contrary assertions. Both in public announcements and in private conversations with SUA’s management, Hallmark’s Chairman, Mark Schwarz, has repeatedly expressed Hallmark’s desire to control the Company. Given recent events, we believe it is important for our stockholders to receive this information.”
Mr. Smith continued, “We believe that Hallmark is setting itself up to do a creeping acquisition of control of SUA that would not provide any control premium to SUA stockholders. We believe that this would not be in the best interest of our stockholders.”
Mr. Smith concluded, “We will always consider ways to grow value for all of our stockholders, including a strategic transaction that could provide a control premium for all of our stockholders.”
About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics.

Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.
Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.